Exhibit 10.2

EXECUTION COPY

$225,000,000

SECOND LIEN CREDIT AGREEMENT

Dated as of February 24, 2005 among

NTELOS INC.

as Borrower

and

THE SUBSIDIARY GUARANTORS NAMED HEREIN

as Subsidiary Guarantors

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent

and

MORGAN STANLEY & CO. INCORPORATED

as Collateral Agent

and

BEAR STEARNS CORPORATE LENDING INC.

as Syndication Agent

MORGAN STANLEY SENIOR FUNDING, INC.

and

BEAR, STEARNS & CO. INC.,

as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES
Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Subsidiary Guarantors
Schedule III	-	Immaterial Subsidiaries
Schedule IV	-	Specified Pending Tax Refunds and Specified Pending Sales of Assets
Schedule V	-	Pro Forma EBITDA
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(p)	-	Plans and Multiemployer Plans
Schedule 4.01(q)	-	Environmental Disclosure
Schedule 4.01(r)	-	Open Years; State and Local Examinations
Schedule 4.01(t)	-	Existing Debt
Schedule 4.01(u)	-	Surviving Debt
Schedule 4.01(v)	-	Liens
Schedule 4.01(w)	-	Owned Real Property
Schedule 4.01(x)(i)	-	Leased Real Property (Lessee)
Schedule 4.01(x)(ii)	-	Leased Real Property (Lessor)
Schedule 4.01(y)	-	Investments
Schedule 4.01(z)	-	Intellectual Property

EXHIBITS
Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Intercreditor Agreement
Exhibit F	-	Form of Mortgage
Exhibit G	-	Form of Guaranty Supplement
Exhibit H-1	-	Form of Solvency Opinion
Exhibit H-2	-	Form of Solvency Certificate
Exhibit I	-	Form of Opinion of Counsel to the Loan Parties

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of February 24, 2005 among NTELOS INC., a Virginia corporation (the “Borrower”), the Subsidiary Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), MORGAN STANLEY & CO. INCORPORATED, as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), MORGAN STANLEY SENIOR FUNDING, INC. (“MS”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lenders (as hereinafter defined), and BEAR STEARNS CORPORATE LENDING INC., as syndication agent (the “Syndication Agent”).

PRELIMINARY STATEMENTS:

(1) The Borrower intends to recapitalize (the “Recapitalization”) and repurchase up to $440,000,000 of certain common stock, options and warrants of the Borrower through a tender offer (the “Tender Offer”) and to refinance (the “Refinancing”) certain Existing Debt (as hereinafter defined) of the Borrower and its Subsidiaries (as hereinafter defined).

(2) The Borrower has requested that the Lenders lend to the Borrower up to $225,000,000 to finance a portion of the Recapitalization, Tender Offer and Refinancing and to pay fees and expenses relating to the Transaction (as hereinafter defined). The Lenders have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Borrower or any of its Restricted Subsidiaries (a) acquires any business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company of any Person.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(a) the net income (or loss) of any Person that is not a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period (to the extent not otherwise excluded pursuant to clauses (b) through (f) below) will be included up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or to its Restricted Subsidiaries as a dividend or other distribution;

(b) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Borrower or any of its Restricted Subsidiaries;

(c) minority interests in losses or earnings of Restricted Subsidiaries (provided that during the Measurement Period any cash contributions from a minority interests owner shall be added and cash distributions (excluding disbursements associated with a purchase of the ownership of any such minority interests) to a minority interest owner shall be subtracted in calculating Adjusted Consolidated Net Income);

(d) any gains or losses (on an after-tax basis, but only to the extent such tax associated with the gain or loss has been recognized for financial statement purposes) attributable to sales of assets outside the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(e) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (iii) of the first paragraph of Section 5.02(f), any amount paid or accrued as dividends on Preferred Interests of the Borrower owned by Persons other than the Borrower and any of the Borrower’s Restricted Subsidiaries;

(f) fees and other expenses of the Lenders and the Agents and their advisors in connection with the Facilities;

(g) fees and expenses directly relating to the Transaction and the sale of the Borrower to the Investors;

(h) expenses associated with supplemental executive retirement plans, employment contracts and director retention plans; and

(i) all extraordinary gains and losses.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lenders from time to time.

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” means this Credit Agreement, as amended, restated or modified from time to time.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means 4.00% per annum for Base Rate Advances and 5.00% per annum for Eurodollar Rate Advances.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any sale, lease (other than any operating lease entered into in the ordinary course of business), transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Borrower or any of its Restricted Subsidiaries to any Person other than the Borrower or any of its Restricted Subsidiaries of (a) all or any of the Capital Stock of any Restricted Subsidiary, (b) all or substantially all of the property and assets of an operating unit or business of the Borrower or any of its Restricted Subsidiaries or (c) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Borrower or any of its Restricted Subsidiaries outside the ordinary course of business of the Borrower or such Restricted

Subsidiary; provided that “Asset Sale” shall not include (i) sales and leases in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire assets in the ordinary course of its business, sales of used or obsolete equipment, trade-ins or exchanges of used or obsolete equipment for upgraded like equipment to be received within six months of such trade-in or exchange and exchanges or dispositions of or indefeasible rights to use fiber or Spectrum, (ii) the making of any Permitted Investment or Restricted Payment permitted to be made under Section 5.02(f), (iii) sales, leases, transfers or other dispositions of property that, together with all other property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than dispositions otherwise permitted pursuant to this definition) do not exceed 15% of Consolidated total assets in the aggregate for any Fiscal Year, (iv) a disposition or transfer of property in a transaction permitted by Section 5.02(c), (v) the sale of Cash Equivalent Investments, (vi) an issuance of Capital Stock by a Restricted Subsidiary to the Borrower or to a Wholly-Owned Restricted Subsidiary, (vii) a disposition or transfer of property by a Restricted Subsidiary to the Borrower, by the Borrower to a Restricted Subsidiary, or by a Restricted Subsidiary to another Restricted Subsidiary, (viii) a sale or grant of licenses of intellectually property entered into in the ordinary course of business or (ix) Permitted Liens, or foreclosure on assets as a result of Liens permitted under Section 5.02(a).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Average Life” means, at any date of determination with respect to any Debt, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Debt and (ii) the amount of such principal payment by (b) the sum of all such principal payments.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) or Title II, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest published by the Wall Street Journal, from time to time, as the prime rate; and

(b) ½ of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders.

“Borrowing Base” means, as of any date, an amount equal to the sum of:

(a) 85% of the book value of all accounts receivable, plus

(b) 65% of the book value of all inventory,

in each case owned by the Borrower and its Restricted Subsidiaries as of such date and calculated on a consolidated basis and in accordance with GAAP. In the event that information with respect to any element of the Borrowing Base is not available as of any date then the most recently available information shall be utilized.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all Common Stock and Preferred Interests, but excluding Debt convertible into such equity.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 180 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, which issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) and (b) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means an entity that is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“Change of Control” means the occurrence of any of the following:

(a) prior to the time when the Investors shall have acquired at least a majority of the combined voting power of all Voting Interests of the Borrower, (i) any Person or two or more Persons acting in concert (other than (x) the Existing Shareholders and their respective Affiliates and (y) the Investors and their respective Affiliates) shall have acquired beneficial ownership (within the meaning of Rule 13d 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Borrower; or (iii) any Person or two or more Persons acting in concert (other than (x) the Existing Shareholders and their respective Affiliates and (y) the Investors and their respective Affiliates) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control over Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Borrower; or

(b) at any time after the Investors shall have acquired at least a majority of the combined voting power of all Voting Interests of the Borrower, (i) the Investors shall cease to control at least a majority of the combined voting power of all Voting Interests of the Borrower and (ii) (A) any Person or two or more Persons acting in concert (other than (x) the Existing Shareholders and their respective Affiliates and (y) the Investors and their respective Affiliates) shall have acquired beneficial ownership (within the meaning of Rule 13d 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 50% or more of the combined voting power of all Voting Interests of the Borrower; or (B) during any period of up to 24 consecutive months, commencing after the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Borrower, or (C) any Person or two or more Persons acting in concert (other than (x) the Existing Shareholders and their respective Affiliates and (y) the Investors and their respective Affiliates) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that has resulted in its or their acquisition of control over Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 50% or more of the combined voting power of all Voting Interests of the Borrower.

“Collateral” means all “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Agent’s Office” means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Borrower and the Administrative Agent.

“Collateral Documents” means the Security Agreement, the Mortgages, the Intellectual Property Security Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(b), and each other agreement that creates a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Commitment”.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity, other than Preferred Interests of such Person, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all series and classes of such common stock.

“Communications” has the meaning specified in Section 9.02.

“Communications Act” shall mean the Communications Act of 1934, and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as amended and as the same may be in effect from time to time.

“Confidential Information” means financial information and any other information that any Loan Party furnishes to any Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public (other than as a result of a breach by such Agent or any Lender of its Obligations hereunder) or that is or becomes available to such Agent or such Lender from a source other than the Loan Parties that is not, to the best of such Agent’s or such Lender’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any

Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Directors” means the directors of the Borrower on the Effective Date and each other director if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors or by the Investors.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07 or 2.08.

“Convertible Securities” of any Person means securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests).

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves against such assets in each case in which a reserve is proper in accordance with GAAP.

“Debt” of any Person means, without duplication, (a) all Debt for Borrowed Money of such Person, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations and Off-Balance Sheet Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by)

any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Debt for Borrowed Money” of any Person means, at any date of determination, all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the expiration of any applicable cure period or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.05(b).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, at any date of determination, determined on a Consolidated basis, (a) the sum, without duplication, of (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization and accretion expense, (vi) any other non-cash expenses, charges or losses or infrequent, unusual or extraordinary items reducing net income (excluding any such expense, charge, loss or item that constitutes an accrual of or a reserve for cash charges for any future period), (vii) losses from the disposal or impairment of property and equipment and other long-term assets, including goodwill, intangibles and Spectrum, (viii) the amount of management fees and expenses permitted by clause (J) in the second paragraph of Section 5.02(f) and expensed during such period, (ix) fees and other expenses of the Lenders and the Agents and their advisors in connection with the Facilities, (x) fees and expenses directly relating to the Transaction and the sale of the Borrower to the Investors, (xi) the cumulative effect of changes in accounting principles, (xii) expenses associated with supplemental executive retirement plans, employment contracts and director retention plans, (xiii) one-time charges and costs resulting from the permanent closure of facilities and (xiv) minority interests in losses or earnings of Subsidiaries (provided that during the Measurement Period any cash contributions from a minority interests owner shall be added and cash distributions (excluding disbursements associated with a purchase of the ownership of any such minority interests) to a minority interest owner shall be subtracted in calculating EBITDA); less (b) (i) all non-cash items increasing net income (excluding any such item that constitutes an accrual of revenues or recording of receivables or other accrual for cash income for any future period and any item that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges that are described in the parenthetical in clause (a)(vi) above) and (ii) gains from the disposal of property and equipment and other long-term assets, including goodwill, intangibles and Spectrum, in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for the most recently completed Measurement Period; provided that for purposes of calculating EBITDA in connection with calculating the Interest Coverage Ratio and the Leverage Ratio, EBITDA for each of the three fiscal quarters ending June 30, 2004, September 30, 2004 and December 31, 2004 shall be the pro forma amounts set forth on Schedule V.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by (x) the Administrative Agent and (y) unless an Event of Default has occurred and is continuing, the Borrower; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party (other than MS) shall qualify as an Eligible Assignee under this definition; provided, further the requirement for the Borrower’s approval described in clause (d)(y) shall not apply in connection with the primary syndication of the Commitments.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state or local statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan

Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could reasonably be expected to constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period); provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Proceeds” has the meaning specified in Section 5.02(d)(ii).

“Existing Debt” means all Debt for Borrowed Money of the Borrower and its Subsidiaries outstanding immediately before the occurrence of the Effective Date.

“Existing Shareholders” means Morgan Stanley & Co. Incorporated and Capital Research and Management Company.

“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“FCC” means the Federal Communications Commission, or any other similar or successor agency of the federal government administering the Communications Act.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated January 18, 2005 among the Borrower, the Lead Arrangers and the Syndication Agent, as amended.

“First Lien Collateral Documents” means the “Collateral Documents” under and as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement” means the Credit Agreement dated as of the date hereof among the Borrower, the Subsidiary Guarantors, MS, as administrative agent, and the other agents and lenders named therein, as amended, restated or modified from time to time.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Granting Lender” has the meaning specified in Section 9.07.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guaranties” means the Subsidiary Guaranty.

“Guarantors” means the Subsidiary Guarantors.

“Guaranty Supplement” has the meaning specified in Section 8.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Immaterial Subsidiaries” means the Subsidiaries of the Borrower set forth on Schedule III.

“Incur” means, with respect to any Debt, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, such Debt; provided that (a) any Debt of a Person existing at the time such Person becomes a Subsidiary Guarantor will be deemed to be incurred by such Subsidiary Guarantor at the time it becomes a Subsidiary Guarantor and (b) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Debt (to the extent provided for when the Debt on which such interest is paid was originally issued) shall be considered an Incurrence of Debt.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information Memorandum” means the information memorandum dated January 2005 used by the Lead Arrangers in connection with the syndication of the Commitments.

“Initial Extension of Credit” means the initial Borrowing hereunder.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial Pledged Equity” has the meaning specified in the Security Agreement.

“Insufficiency” means, with respect to any Plan subject to Title IV of ERISA, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property Security Agreement” is defined in the Security Agreement.

“Intercreditor Agreement” has the meaning specified in Section 3.01(a)(iii).

“Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA to (b) cash interest payable on all Debt for Borrowed Money, in each case, of or by the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) for the initial Borrowing hereunder and any Borrowing during the first 30 days from the Effective Date (or until such earlier date as the Administrative Agent shall have determined in a written notice to the Borrower and the Lenders that the primary syndication of the Facilities has been completed), the Interest Period shall be one week only;

(b) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the Termination Date;

(c) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means all Inventory referred to in Section 1(b) of the Security Agreement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement; but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to such Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others (other than transfers and payments made in the ordinary course of business)), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by the Borrower or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by clause (iii) or (iv) of Section 5.02(h). For purposes of the definition of “Unrestricted Subsidiary” and Section 5.02(f), (a) the amount of, or a reduction in, an Investment shall be equal to the book value thereof at the time such Investment is made or reduced and (b) in the event the Borrower or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as a part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the book value of the assets less the amount of Net Cash Proceeds so received, provided the Net Cash Proceeds are applied, to the extent required, in accordance with clause (A) or (B) of Section 5.02(d)(ii).

“Investors” means Quadrangle Capital Partners LP, CVC Equity Partners L.P. and their respective Affiliates, related funds and co-investors.

“Investors Segregated Account” means the deposit account of the Borrower specified by the Borrower in writing to the Administrative Agent as the account designated for receiving and holding only the Investors Specified Amounts.

“Investors Specified Amounts” means, without duplication, (a) any net cash proceeds from pending sales of assets and pending tax refunds in an aggregate amount not to exceed $26,100,000, in each case as set forth in Part A of Schedule IV, plus (b) the excess, if any, of $440,000,000 over the aggregate amount expended to repurchase common stock, options and warrants of the Borrower in the Tender Offer, plus (c) any cash received by the Borrower in respect of the exercise of options or warrants for Equity Interests in the Borrower prior to the consummation of the Merger Transaction plus (d) subject to the Borrower and its Subsidiaries having $5,000,000 of cash on hand after giving effect to such payment, up to $5,000,000 of additional cash on hand immediately prior to the consummation of the investments by the Investors.

“Lead Arrangers” means each of MS and Bear, Stearns & Co. Inc.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Leverage Ratio” means, at any date of determination, the ratio of Consolidated Debt for Borrowed Money of the Borrower and its Restricted Subsidiaries at such date to Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) the Intercreditor Agreement, and (vi) the Fee Letter.

“Loan Parties” means the Borrower and the Guarantors.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender under any Loan Document or (c) the ability of the Loan Parties, collectively, to perform their Obligations under any Loan Document to which they are or are to be a party.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date or, if less than four consecutive fiscal quarters of the Borrower have been completed since the date of the Initial Extension of Credit, the fiscal quarters of the Borrower that have been completed since the date of the Initial Extension of Credit; provided that, (a) for purposes of determining the amount referred to in clause (b) of the definition of “Interest Coverage Ratio” for the fiscal quarter ended March 31, 2005, such amount for the Measurement Period then ended shall equal such item for the calendar month ended March 31, 2005 multiplied by twelve; (b) for purposes of determining the amount referred to in clause (b) of the definition of “Interest Coverage Ratio” for the fiscal quarter ended June 30, 2005, such amount for the Measurement Period then ended shall equal such item for the four calendar months ended June 30, 2005 multiplied by three; (c) for purposes of determining the amount referred to in clause (b) of the definition of “Interest Coverage Ratio” for the fiscal quarter ended September 30, 2005, such amount for the Measurement Period then ended shall equal such item for the seven calendar months ended September 30, 2005 multiplied by 12/7; and (d) for purposes of determining the amount referred to in clause (b) of the definition of “Interest Coverage Ratio” for the fiscal quarter ended December 31, 2005, such amount for the Measurement Period then ended shall equal such item for the ten calendar months ended December 31, 2005 multiplied by 6/5.

“Merger Transaction” means the transaction whereby following the receipt of regulatory approvals, (a) a wholly-owned merger subsidiary of Project Holdings Corp. (“Parent”) will merge with and into the Borrower, with the Borrower being the surviving entity, and whereby all equity stock, warrants and stock options of the Borrower will be cancelled and, except for shares owned by Parent, will be converted to a right to receive cash equal to $40.00 per share of outstanding common stock, $20.23 per share of common stock issuable pursuant to the exercise of each vested option and $16.27 per share of common stock issuable pursuant to the exercise of each warrant and (b) the common stock of the Borrower held by Parent’s merger subsidiary will be converted into one share of common stock of the Borrower as the surviving entity, and as a result of the merger, Parent will own 100% of the equity of the Borrower.

“Mortgage Policies” has the meaning specified in Section 3.01(a)(xiv)(B).

“Mortgaged Properties” has the meaning specified in Section 4.01(w).

“Mortgages” has the meaning specified in Section 3.01(a)(xiv).

“MS” has the meaning specified in the recital of parties to this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, the proceeds of such Asset Sale received by the Borrower or its Restricted Subsidiaries in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the properties or assets that are the subject of the Asset Sale, net of:

(i) brokerage commissions and other fees and expenses (including without limitation fees and expenses of counsel, investment bankers, accountants and title and recording fees) related to such Asset Sale;

(ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the Consolidated results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole;

(iii) payments made to repay Debt (other than pursuant to an Offer to Purchase) or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold, (y) is required to be paid as a result of such sale or (z) by the terms of such Asset Sale or applicable law, must be repaid out of the proceeds from such Asset Sale;

(iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale (to the extent such amounts are received by the Borrower or its Restricted Subsidiaries); and

(v) appropriate amounts to be provided by the Borrower or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender, as amended, endorsed or replaced.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion (after demand has been made upon the Borrower), may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Off-Balance Sheet Obligation” means, with respect to any Person, without duplication of any clause within the definition of “Debt”, all (a) Obligations of such Person under any lease which is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) Obligations of such Person in respect of transactions entered into by such Person that have become effective by the terms thereof, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of either (i) the issuance of Equity Interests or (ii) the occurrence of a net increase to the shareholders’ equity (or such other owners’ equity account) of such Person) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) and that have become effective by the terms thereof.

“Offer to Prepay” means an offer to prepay Advances by the Borrower commenced by delivering a notice to the Administrative Agent for distribution to each Lender stating:

(a) the Section of this Agreement pursuant to which the offer is being made and that all Advances (for which prepayment is elected by the Lender thereof) will be prepaid on a pro rata basis;

(b) the prepay price and the date of prepayment (which shall be a Business Day no earlier than 5 days nor later than 10 days from the date such notice is delivered to the Administrative Agent) (the “Prepayment Date”);

(c) that any Advance for which prepayment is not elected by the Lender thereof will continue to accrue interest pursuant to its terms;

(d) that, unless the Borrower defaults in the payment of the prepay price, any Advance accepted for payment pursuant to the Offer to Prepay shall cease to accrue interest on and after the Prepayment Date;

(e) that Lenders will be entitled to withdraw their election if the Administrative Agent receives, not later than the close of business on the third Business Day immediately preceding the Prepayment Date, a telegram, facsimile transmission or letter setting forth the name of such Lender, the principal amount of Advances for which prepayment was to be elected and a statement that such Lender is withdrawing his election to have such Advance prepaid; and

(f) that Lenders whose Advances are being prepaid only in part will continue to hold Advances equal in principal amount to the unprepaid portion of the Advances prepaid; provided that each Advance prepaid and each remaining unpaid Advance shall be in a principal amount of $1,000 or integral multiples thereof.

On the Prepayment Date, the Borrower shall (x) deposit with the Administrative Agent money sufficient to pay the prepay price of all Advances or portions thereof so accepted, together with accrued and unpaid interest thereon through the Prepayment Date, and (y) deliver, or cause to be delivered, to the Administrative Agent a certificate of a Responsible Officer of the Borrower specifying the Advances or portions thereof being prepaid by the Borrower. The Administrative Agent shall promptly make available to the Lenders of Advances so accepted payment in an amount equal to the prepay price.

“Open Year” has the meaning specified in Section 4.01(r)(ii).

“Other Taxes” has the meaning specified in Section 2.10(b).

“Parent” has the meaning specified in the definition of “Merger Transaction”.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted CoBank Investment” means Investments in an amount not to exceed $1,500,000 in non-voting participation certificates of CoBank, ACB acquired by the Borrower in connection with the loans from CoBank, ACB under the First Lien Credit Agreement.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Existing FCC Loans” means FCC loans outstanding on the Effective Date and having an aggregate principal amount not exceeding $3,600,000.

“Permitted Existing RUS/RTB Debt” means, collectively, (a) the Rural Utility Service loans outstanding on the Effective Date and having an aggregate principal amount not exceeding $2,600,000 and (b) the Rural Telephone Bank loans outstanding on the Effective Date and having an aggregate principal amount not exceeding $3,300,000.

“Permitted Investment” means:

(a) (i) Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the Effective Date, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties (other than any Immaterial Subsidiary) or Persons that (x) are engaged in a Related Business and (y) upon the making of such Investment will become a Loan Party or be merged with or into a Loan Party with the Loan Party surviving such merger, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties or are Immaterial Subsidiaries and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in the Immaterial Subsidiaries and/or VITAL in an aggregate amount invested from the date hereof not to exceed $5,000,000;

(b) Cash Equivalents;

(c) payroll, travel and similar advances or loans to employees in the ordinary course of business;

(d) Investments received in the settlement of amounts owing to the Borrower and/or any of its Subsidiaries in the ordinary course of business;

(e) transactions under Hedge Agreements designed solely to protect the Borrower or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates;

(f) receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(g) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.02(d);

(h) an Investment by the Borrower or any of its Restricted Subsidiaries that, together with all other outstanding Investments made pursuant to this clause (h), does not exceed $40,000,000;

(i) deposits required by government agencies or public utilities (including pertaining to taxes and other similar charges);

(j) guarantees issued in accordance with the provisions of Section 5.02(b);

(k) Investments in existence on the Effective Date and described on Schedule 4.01(y), the Permitted RUS/RTB Investment and the Permited CoBank Investment;

(l) Investments in respect of the Advances; and

(m) Investments by the Borrower in the Telecos in an aggregate amount not to exceed the sum of (x) the aggregate amount of cash dividends and other distributions received by the Borrower, directly or indirectly, from the Telecos and (y) the aggregate principal amount of intercompany receivables owing to the Telecos from the Borrower.

“Permitted Liens” means each of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) as to the Borrower or any of its Restricted Subsidiaries, Liens for all taxes, assessments and governmental charges or levies imposed upon it or upon its property to the extent any such tax, assessment, charge or claim is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, unless and until any Lien (other than any Lien that otherwise would be a Permitted Lien) resulting therefrom attaches to its property and becomes enforceable against its other creditors; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 60 days or are being contested in good faith and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money) not constituting a Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments; (f) Permitted Encumbrances; (g) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not interfere in any material respect with the business of the Borrower or any of its Subsidiaries; (h) Liens arising from precautionary UCC financing statement filings regarding leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and (i) any subordination, non-disturbance and attornment agreement entered into in the ordinary course of business in respect of any lease under which the Borrower or any of its Subsidiaries is a lessee.

“Permitted Purchase Money Debt” means secured or unsecured purchase money Debt (excluding Capitalized Leases) incurred by the Borrower or any of its Restricted Subsidiaries

after the Effective Date to finance the acquisition of assets used in its business, if (a) the total of all such Debt for the Borrower and its Restricted Subsidiaries taken together incurred on or after the Effective Date shall not exceed an aggregate principal amount of $30,000,000 at any time outstanding, (b) such Debt when incurred shall not exceed the purchase price of the asset(s) financed and (c) no such Debt shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing.

“Permitted RUS/RTB Investment” means any Investment held in the Rural Utility Service and/or the Rural Telephone Bank.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 9.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Post-Petition Interest” has the meaning specified in Section 8.06.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Recapitalization” has the meaning specified in the recital of parties to this Agreement.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Refinancing” has the meaning specified in the recital of parties to this Agreement.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Business” means any business related to, or complementary to, the ownership, development, operation or acquisition of communications systems or the provision of communication services, including, without limitation, voice, video and data services, in each case as determined by the board of directors (or the equivalent body) of the Borrower and/or any of its Subsidiaries.

“Related Documents” means the documents to which the Borrower or any of its Subsidiaries may be or become a party effecting the Recapitalization and Tender Offer.

“Replacement Assets” means, on any date, any capital expenditures, property or assets (other than current assets) of a nature or type or that are used in a business (or an Investment in a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Borrower and its Restricted Subsidiaries existing on such date.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of the aggregate principal amount of the Advances outstanding at such time.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” has the meaning specified in Section 5.02(f).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means the Agents and the Lenders.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Loan Party (other than the Immaterial Subsidiaries) on the Effective Date, that on such date (a) the fair value of the property of such Loan Party is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Loan Party (other than any intercompany Debt existing on such date), (b) the present fair salable value of the assets of such Loan Party is not less than the amount that will be required to pay the probable liability of such Loan Party on its debts (other than any intercompany Debt existing on such date) as they become absolute and matured, (c) such Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Loan Party’s ability to pay such debts and liabilities as they mature and (d) such Loan Party is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Loan Party’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. In determining the Solvency of any Loan Party, (i) the contribution rights that such Loan Party will have against the other Loan Parties and the subrogation rights that each Subsidiary Guarantor will have against the Borrower and (ii) the ability of each Guarantor to receive financing on customary terms from the Borrower or other third party lenders (without taking into account any restrictions contained hereunder or the Second Lien Credit Agreement) after the Effective Date, shall be taken into account.

“SPC” has the meaning specified in Section 9.07.

“Spectrum” means any license granted by the FCC or other Governmental Authority that grants the licensee the exclusive right to operate within an assigned radio frequency, regardless of the use for which such frequency is allocated.

“Stated Maturity” means, with respect to any Debt, the date specified in such Debt as the fixed date on which the final installment of principal of such Debt is due and payable, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date scheduled for the payment thereof at the option of holders or otherwise.

“Subordinated Obligations” has the meaning specified in Section 8.06.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Subsidiaries of the Borrower listed on Schedule II hereto and each other Subsidiary of the Borrower that shall hereafter be required to execute and deliver a guaranty pursuant to Section 5.01(b).

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VIII together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(b), in each case as amended, amended and restated, modified or otherwise supplemented.

“Supplemental Collateral Agent” has the meaning specified in Section 7.01(c).

“Surviving Debt” means all Existing Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit and listed on Schedule 4.01(u).

“Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Taxes” has the meaning specified in Section 2.10(a).

“Telecos” means, collectively, NTELOS Telephone Inc., a Virginia corporation, Roanoke & Botetourt Telephone Company, a Virginia corporation, and any other Subsidiary of the Borrower that is engaged in a regulated wireline telecommunications business and is acquired or formed by the Borrower or any of its Subsidiaries after the Effective Date.

“Teleco Net Cash Proceeds Event” means, with respect to any Teleco, (a) any sale, lease, transfer or other disposition of any asset, (b) any incurrence or issuance of any Debt, or (c) any sale or issuance of any Equity Interests, in each case, resulting in Net Cash Proceeds.

“Tender Offer” has the meaning specified in the recital of parties to this Agreement.

“Termination Date” means the earlier of (a) February 24, 2012 and (b) the date the Advances are declared due and payable pursuant to Section 6.01.

“Transaction” means the Recapitalization, the Tender Offer, the Refinancing, the debt financing contemplated by this Agreement, including the granting of Collateral in connection therewith, and the debt financing contemplated by the First Lien Credit Agreement.

“Transaction Documents” means, collectively, the Loan Documents and the Related Documents.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower that at the time of determination shall be designated as an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Borrower may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any Restricted Subsidiary; provided that (i) any guarantee by the Borrower or any Restricted Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an “Incurrence” of such Debt and an “Investment” by the Borrower or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (ii) either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 5.02(f); and (iii) if applicable, the Incurrence of Debt and the Investment referred to in clause (i) of this proviso would be permitted under Section 5.02(b) and Section 5.02(f). The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (x) no Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (y) all Liens and Debt of such Unrestricted Subsidiary outstanding immediately after such designation as a Restricted Subsidiary would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of this Agreement. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolutions of the Board of Directors of the Borrower giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing provisions.

“VITAL” means Virginia Independent Telephone Alliance, L.C.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 4.01(g), except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.04. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, VII and IX) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (an “Advance”) to the Borrower on the Effective Date in an amount not to exceed such Lender’s Commitment at such time. The Borrowing shall consist of Advances made simultaneously by the Lenders ratably according to their Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Making the Advances. (a) The Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances for any Borrowing if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.08.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.05 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Advances on the Termination Date.

SECTION 2.04. Prepayments. (a) Optional. The Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid and any prepayment premium payable pursuant to Section 2.04(b); provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c). Each such prepayment of any Advances shall be applied to the installments thereof on a pro rata basis.

(b) Prepayment Premium. To the extent the Borrower makes a voluntary prepayment under Section 2.04(a) of any Advances during the period (i) from the Effective Date to but excluding the first anniversary of the Effective Date, the Borrower shall pay a premium of 2.00% of the aggregate principal amount of such Advances prepaid and (ii) from the first anniversary of the Effective Date to but excluding the second anniversary of the Effective Date, the Borrower shall pay a premium of 1.00% of the aggregate principal amount of such Advances prepaid.

SECTION 2.05. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.05(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.05(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (i) or (ii) of Section 2.05(a), as applicable, and, in all other cases, on Base Rate Advances pursuant to clause (i) of Section 2.05(a).

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.07 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.06. Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.07. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.08, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $1,000,000, no Conversion of any Advances shall result in more than ten Interest Periods in effect and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.08. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.08, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.10 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income (or any portion of overall net income or overall gross income taxable in or by the relevant jurisdiction) by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that the Borrower shall not be responsible for costs under this Section 2.08(a) arising more than 120 days prior to receipt by the Borrower of the demand from the affected Lender pursuant to this Section 2.08(a); provided, further, that a Lender claiming additional amounts under this Section 2.08(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder; provided, further, that the Borrower shall not be responsible for costs under this Section 2.08(b) arising more than 120 days prior to receipt by the Borrower of the demand from the affected Lender pursuant to this Section 2.08(b). A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances, Lenders owed more than 50% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(e) In the event that any Lender demands payment of costs or additional amounts pursuant to Section 2.08 or Section 2.10 or asserts, pursuant to Section 2.08(d), that it is unlawful for such Lender to make Eurodollar Rate Advances then (subject to such Lender’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days’ prior written notice to such Lender and the Administrative Agent, at its sole cost and expense, elect to cause such Lender to assign its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (ii) such Lender receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.08, 2.10 and 9.04) and (c) each such Lender assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 9.07.

SECTION 2.09. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender or such Affiliate any amount so due.

(c) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 9.04 hereof, Section 22 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iii) third, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lenders under Sections 2.08 and 2.10 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lenders on such date;

(iv) fourth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lenders under Section 2.05(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;

(v) fifth, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lenders under Section 2.05(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;

(vi) sixth, to the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lenders on such date; and

(vii) seventh, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, unless an Event of Default shall have occurred and be continuing, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s pro rata share of the sum of the aggregate principal amount of all Advances outstanding at such time.

SECTION 2.10. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under the Notes or any other Loan Document shall be made, in accordance with Section 2.09 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (excluding any amount resulting from the gross negligence or willful misconduct of a Lender or an Agent) with respect thereto, excluding, (i) in the case of each Lender and each Agent, net income, franchise and similar taxes that are imposed on (or measured by) its overall net income (or any portion of its overall net income taxable in or by the relevant jurisdiction) by the United States or any state or political subdivision thereof, by the jurisdiction or any political subdivision thereof under the laws of which such Lender or such Agent, as the case may be, is organized or has its principal office and, in the case of each Lender, by the jurisdiction or any political subdivision thereof of such Lender’s Applicable Lending Office, (ii) any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction described in the preceding clause (i) and (iii) any tax or other such liability that would not be imposed if the only connection between the recipient Lender Party or any Agent or any Affiliate thereof and the jurisdiction imposing such tax or other such liability were activities pursuant to or in respect of this Agreement, the Notes or any other Loan Document (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes or the other Loan Documents being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to any Lender or any Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.10) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, a Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any Notes or any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Notes or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.10, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses, but excluding any amount resulting from the gross negligence or willful misconduct of such Lender or such Agent) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor. A certificate as to the amount claimed delivered to a Loan Party by a Lender or an Agent shall be conclusive absent manifest error of the Lender or the Agent. Each Agent and each Lender claiming indemnification pursuant to this Section 2.10(c) shall make written demand therefor no later than 270 days after the later of the date on which such Agent or Lender makes payment to the relevant Governmental Authority or files a final tax return in respect thereof; provided, however, that the failure to make such demand within such time period shall not compromise the right of any Agent or Lender to be indemnified pursuant to this Agreement, except to the extent any Loan Party is materially prejudiced thereby.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt has been issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.10, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender that is not a United States person shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with either two properly completed, original Internal Revenue Service Forms W-8ECI or W-8BEN (or any successor or other form prescribed by the Internal Revenue Service), certifying that such Lender is exempt from or entitled to a reduced rate of United States federal withholding tax on payments pursuant to this Agreement or under the Notes or the other Loan Documents (by reason of such payments being effectively connected with the conduct of a United States trade or business by such Lender, or by reason of such Lender being eligible for the benefits of a United States income tax treaty with respect to such payments), or in the case of a Lender that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), two properly completed, original Internal Revenue Service Forms W-8BEN (or any successor or other form prescribed by the Internal Revenue Service), certifying that such Lender is a foreign corporation, partnership, estate or trust, as appropriate. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.10 in respect of

United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information. Each Lender that is a United States person shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), deliver to the Borrower two properly completed original Internal Revenue Service Forms W-9 (or any successor or other form prescribed by the Internal Revenue Service).

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.10 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take (solely at such Lender’s expense) such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) Any Lender claiming additional amounts under this Section 2.10 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to provide appropriate certificates or other documentation (except to the extent (i) such Lender considers any required information confidential or (ii) such certificates or documentation are materially more burdensome than Internal Revenue Service Form W-8BEN) and designate a different Applicable Lending Office, if the providing of such certificates or documentation or the making of such a designation would avoid the need for, or reduce the amount of, such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) If any Lender or any Agent files a claim for refund and such Lender or such Agent determines in its sole discretion that such claim for refund is in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower or any other Loan Party, or with respect to which the Borrower or any other Loan Party has paid additional amounts, pursuant to this Section 2.10, such Lender or such Agent shall promptly notify the Borrower in writing of such refund claim. If a Lender or an Agent receives a refund from a Governmental Authority and determines in its sole discretion that such refund is in respect of any such Taxes or Other Taxes, such Lender or such Agent shall within 45 days from the date of such receipt pay over the amount of such refund to the Borrower (but only to the extent of indemnity payments or additional amounts paid by the Borrower or other Loan Party pursuant to this Section 2.10 with respect to such Taxes or Other Taxes), net of all out-of-pocket expenses of such Lender or such Agent (including any Taxes or Other Taxes imposed with respect to such refund) as determined by such Lender or such Agent in its sole discretion, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or such other Loan Party agrees to repay, within 45 days after the request of such Lender or such Agent, the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party or such Agent in the event such Lender or such Agent is required to repay such refund to such Governmental Authority.

SECTION 2.11. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes and the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes and the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Lender shall be shared on a pro rata basis only with other Lenders. The Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.12. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to consummate the Transaction and pay fees and expenses relating to the Transaction.

SECTION 2.13. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note in substantially the form of Exhibit A hereto, payable to the order of such Lender in a principal amount equal to the Commitment of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction or waiver of the following conditions precedent before or concurrently with the Initial Extension of Credit (and Article II of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which such conditions precedent have been satisfied or waived):

(a) The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.13.

(ii) A security agreement in substantially the form of Exhibit D hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(b), in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the second (subject only to the Lien created under the First Lien Collateral Documents) priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the Initial Extension of Credit, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above and any other jurisdictions that the Administrative Agent may deem appropriate that name any Loan Party as debtor, together with copies of such other financing statements,

(D) the Intellectual Property Security Agreement duly executed by each Loan Party,

(E) evidence that all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the security interest created thereunder shall have been completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent,

(F) evidence of the insurance required by the terms of the Security Agreement,

(G) the Deposit Account Control Agreements referred to in the Security Agreement, duly executed by each Pledged Account Bank referred to in the Security Agreement,

(H) the Securities Account Control Agreement referred to in the Security Agreement, duly executed by the Collateral Agent, the applicable Loan Party and the applicable securities intermediary, and

(J) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the second (subject only to the Lien created under the First Lien Collateral Documents) priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements).

(iii) An intercreditor agreement in substantially the form of Exhibit E hereto (as amended, the “Intercreditor Agreement”), duly executed by the Borrower, the Administrative Agent, the Collateral Agent and the administrative agent and collateral agent under the First Lien Credit Agreement.

(iv) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the Transaction and each Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.

(v) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party, dated reasonably near the date of the Initial Extension of Credit, certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation.

(vi) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the bylaws of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) in the case of the Borrower, the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) in the case of the Borrower, the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(vii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(viii) Certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lenders, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request.

(ix) (i) Letters in substantially the form of Exhibit H-1 hereto, attesting to the solvency of the Borrower, individually and together with its Subsidiaries, taken as a whole, before and after giving effect to the Transaction, from Valuation Research Corporation or another nationally recognized appraisal firm or valuation consultant satisfactory to the Administrative Agent and (ii) certificates in substantially the form of Exhibit H-2 hereto, attesting to the Solvency of each Guarantor (other than the Immaterial Subsidiaries), in each case, individually and together with its Subsidiaries, taken as a whole, before and after giving effect to the Transaction.

(x) Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lenders shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans and Multiemployer Plans, collective bargaining agreements and other arrangements with employees, audited annual financial statements dated December 31, 2003, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available, pro forma Consolidated financial statements as to the Borrower and its Subsidiaries and forecasts prepared by management of the Borrower, in form and substance satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the day of the Initial Extension of Credit and on an annual basis for each year thereafter until the Termination Date.

(xi) A Notice of Borrowing relating to the Initial Extension of Credit.

(xii) A favorable opinion of Hunton & Williams LLP, counsel for the Loan Parties, in substantially the form of Exhibit I hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(xiii) The Lenders shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and each of its Subsidiaries the Equity Interests in which Subsidiaries is being pledged pursuant to the Loan Documents, including the terms and conditions of the charter, bylaws and each class of Equity Interest in each Loan Party and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

(xiv) Deeds of trust in substantially the form of Exhibit F hereto (with such changes as may be satisfactory to the Administrative Agent) and otherwise in form and substance satisfactory to the Administrative Agent and covering the Mortgaged Properties (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 5.01(b), in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been either (x) duly recorded on or before the day of the Initial Extension of Credit or (y) duly executed, acknowledged and delivered in form suitable for filing or recording, in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid second (subject only to the Lien created under the First Lien Collateral Documents) and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amount acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid second (subject only to the Lien created under the First Lien Collateral Documents) and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(C) survey affidavits in the title insurer’s customary form, certifying that there have been no physical changes to the Mortgaged Properties since the date of the most recent surveys (copies of which have been delivered to the Administrative Agent), and sufficient to permit the title insurer to delete any general or pre-printed survey exceptions from the Mortgage Policies,

(D) evidence of the insurance required by the terms of the Mortgages, and

(E) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may deem necessary or desirable and evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid second (subject only to the Lien created under the First Lien Collateral Documents) and subsisting Liens on the property described in the Mortgages has been taken.

(b) The Lenders shall be satisfied that all Existing Debt, other than Surviving Debt, the Permitted Existing FCC Loans and the Permitted Existing RUS/RTB Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated and that all Surviving Debt shall be on terms and conditions reasonably satisfactory to the Lenders.

(c) There shall have occurred no Material Adverse Change since September 30, 2004.

(d) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to materially adversely affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction.

(e) All Governmental Authorizations and third party consents and approvals necessary in connection with the Transaction (including, without limitation, the appropriate approvals from the State Corporation Commission of the Commonwealth of Virginia (or staff confirmation that no approvals are required) regarding the Telecos) shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect; all applicable waiting periods in connection with the Transaction shall have expired (other than the statutory periods for filing for reconsideration and the filing of an appeal) without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(f) The Borrower shall have paid or shall be paying concurrently with the Initial Extension of Credit all accrued fees of the Agents and the Lenders and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lenders in connection with this Agreement).

(g) The Transaction shall have been consummated or the funds necessary for the consummation of the Transaction shall have been deposited in escrow or arrangements therefor shall otherwise have been made in a manner reasonably satisfactory to the Administrative Agent.

(h) The Borrower shall have received or be receiving simultaneously with the Initial Extension of Credit $400,000,000 in Net Cash Proceeds from the incurrence of Debt under the First Lien Credit Agreement.

(i) The Lenders shall be satisfied that the Consolidated EBITDA for the 12-month period ending as of December 31, 2004, on a pro forma basis giving effect to the Transaction, is not less than $124,000,000.

(j) The Borrower shall have obtained ratings for the Facilities from Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

(k) The following statements shall be true (and each of the giving of the Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing such statements are true):

(i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and

(ii) no Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom;

and (l) the Administrative Agent shall have received such other certificates or documents as any Lender through the Administrative Agent may reasonably request in order to confirm (i) the accuracy of the Borrower’s representations and warranties as required under Section 3.01(a)(i), (ii) the Borrower’s timely compliance with the terms, covenants and agreements set forth in the Loan Documents and (iii) the absence of any Default.

SECTION 3.02. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Initial Extension of Credit specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably expected to have a Material Adverse Effect and (iii) has all requisite corporate limited liability company or partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the Effective Date (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the Effective Date and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of the Effective Date. All of the outstanding Equity Interests (other than the Equity Interests in Virginia PCS Alliance, L.C., VITAL and NH Licenses LLC that are not owned by any Loan Party or any of its Subsidiaries) have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents and the Second Lien Collateral Documents.

(c) The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents and the First Lien Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably expected to have a Material Adverse Effect.

(d) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the second priority nature thereof) or (iv) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) approval of the Virginia State Corporation Commission with respect to the exercise of remedies against the Pledged Equity of the Telecos, (B) FCC approvals that are required for a change in control of the Borrower or Subsidiaries holding Spectrum issued by the FCC or for the transfer of such Spectrum to another party and (C) the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Transaction have expired (other than the statutory periods for filing for reconsideration and the filing of an appeal) without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e) This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

(f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or to the knowledge of the Borrower, threatened before any Governmental Authority or arbitrator that (i) could be reasonably expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction.

(g) The Consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2003, and the related Consolidated statements of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, accompanied by an unqualified opinion of KPMG LLP, independent public accountants, and the Consolidated balance sheets of the Borrower and its Subsidiaries as at September 30, 2004, and the related Consolidated statements of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the nine months then ended, duly certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects, subject, in the case of said balance sheet as at September 30, 2004, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since September 30, 2004, there has been no Material Adverse Change.

(h) The Consolidated pro forma balance sheets of the Borrower and its Subsidiaries as at December 31, 2004, certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated pro forma financial condition of the Borrower and its Subsidiaries after giving effect to the Transaction.

(i) The Consolidated and consolidating forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section 3.01(a)(x) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were, to the Borrower’s knowledge, fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable estimate of its future financial performance.

(j) Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained when furnished any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein in light of the circumstances under which they were made not misleading.

(k) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l) Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither any Loan Party nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(m) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could be reasonably expected to have a Material Adverse Effect.

(n) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected second priority security interest in the Collateral (subject only to the Lien created under the First Lien Collateral Documents and Permitted Liens), securing the payment of the Secured Obligations, and upon taking all actions that are specifically contemplated by the Collateral Documents all filings and other actions necessary or desirable to perfect and protect such security interest will have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(o) As of the Effective Date (i) the Borrower, individually and together with its Subsidiaries taken as a whole, is Solvent and (ii) each Guarantor (other than the Immaterial Subsidiaries), individually and together with its Subsidiaries taken as a whole, is Solvent.

(p) (i) Set forth on Schedule 4.01(p) hereto is a complete and accurate list of all Plans and Multiemployer Plans.

(ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan subject to Title IV of ERISA that could reasonably be expected to result in a material liability to any Loan Party.

(iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan subject to Title IV of ERISA, copies of which have been filed with the Internal Revenue Service and made available to the Lenders, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B, there has been no adverse change in such funding status that could reasonably be expected to have a Material Adverse Effect.

(iv) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(q) (i) Except as otherwise set forth on Part I of Schedule 4.01(q) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably expected to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) Except as otherwise set forth on Part II of Schedule 4.01(q) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect; and neither any Loan Party nor any of its Subsidiaries has released, discharged or disposed of Hazardous Materials on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(iii) Except as otherwise set forth on Part III of Schedule 4.01(q) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(r) (i) Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than a tax sharing agreement approved by the Required Lenders.

(ii) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all income tax returns and other material tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(iii) Set forth on Part I of Schedule 4.01(r) hereto is a complete and accurate list, as of the Effective Date, of each taxable year of each Loan Party and each of its Subsidiaries for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an “Open Year”).

(iv) There is no unpaid amount, as of the Effective Date, of adjustments to the Federal income tax liability of any Loan Party or any of their Subsidiaries proposed by the Internal Revenue Service with respect to Open Years. No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, could be reasonably expected to have a Material Adverse Effect.

(v) The aggregate unpaid amount, as of the Effective Date, of adjustments to the state, local and foreign tax liability of each Loan Party and its Subsidiaries proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) does not exceed $3,000,000. Set forth on Part II of Schedule 4.01(r) hereto is a complete and accurate description, as of the Effective Date, of each state and local examination that is either currently ongoing or of which the Borrower has been notified may occur. No issues have been raised by such taxing authorities that, in the aggregate, could be reasonably expected to have a Material Adverse Effect.

(s) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably expected to have a Material Adverse Effect.

(t) Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the Effective Date the obligor and the principal amount outstanding thereunder.

(u) Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit, showing as of the Effective Date the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(v) Set forth on Schedule 4.01(v) hereto is a complete and accurate list as of the Effective Date of all Liens on the property or assets of any Loan Party or any of its Subsidiaries, showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(w) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all real property having a capitalized cost on the books of the Borrower in excess of $500,000 which is owned by any Loan Party or any of its Subsidiaries (each property listed in Part A of Schedule 4.01(w), a “Mortgaged Property” and collectively, the “Mortgaged Properties”), showing as of the Effective Date the street address, county or other relevant jurisdiction, state, record owner and the capitalized cost thereof. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens.

(x) Set forth on Schedule 4.01(x)(i) hereto is a complete and accurate list as of the Effective Date of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee and under which the lessee is obligated to pay annual rent in excess of $50,000 per year, showing as of the Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(2) Set forth on Schedule 4.01(x)(ii) hereto is a complete and accurate list as of the Effective Date of all leases of real property under which any Loan Party is the lessor and under which the lessor is entitled to receive annual rent in excess of $50,000 per year, showing as of the Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(y) Set forth on Schedule 4.01(y) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the Effective Date, showing the amount, obligor or issuer and maturity, if any, thereof.

(z) Set forth on Schedule 4.01(z) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Loan Party or any of its Subsidiaries, showing as of the Effective Date the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Visitation Rights. Upon reasonable notice and at any reasonable time, permit any of the Agents or any of the Lenders, or any agents or representatives thereof, at their expense (so long as no Event of Default exists), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(b) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, (y) the formation or acquisition of any new direct or indirect Subsidiary (other than any Teleco or any direct or indirect Subsidiary of a Teleco) by any Loan Party or (z) the acquisition of any property by any Loan Party, and such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected second priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of any such Subsidiary that is not (x) a CFC or (y) a Subsidiary that is held directly or indirectly by a CFC, within 60 days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 60 days after (A) such request furnish to the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Collateral Agent and (B) such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such Subsidiary or the real and personal properties so acquired, in each case in detail satisfactory to the Collateral Agent,

(iii) within 60 days after (A) such request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any such new Subsidiary, duly execute and deliver and cause each such Subsidiary to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent, securing payment of all of the obligations of such Subsidiary under the Loan Documents; provided that (A) the stock of any Subsidiary held, directly or indirectly, by a CFC shall not be pledged, (B) if such new property is Equity Interests in a CFC, only 66% of such Equity Interests shall be pledged in favor of the Secured Parties and (C) any real property having a book value of less than $500,000 shall not be required to be mortgaged,

(iv) within 60 days after such request, formation or acquisition, take, and cause each Loan Party and each such newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(b), enforceable against all third parties in accordance with their terms,

(v) within 60 days after such request, formation or acquisition, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Collateral Agent (provided that Hunton & Williams LLP is acceptable) as to (1) the matters contained in clauses (i), (iii) and (iv) above, (2) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (4) such other matters as the Collateral Agent may reasonably request, and

(vi) as promptly as practicable after such request, formation or acquisition, deliver, upon the request of the Collateral Agent in its sole discretion, to the Collateral Agent with respect to each parcel of real property having a book value in excess of $500,000 owned or held by each Loan Party and each such newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Collateral Agent in its reasonable judgment, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent.

Notwithstanding anything to the contrary contained herein, unless VITAL has become a direct or indirect wholly-owned Subsidiary of the Borrower, VITAL shall not be subject to the terms of this Section 5.01(j).

(c) Further Assurances. (i) Promptly upon request by any Agent, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries (other than the Telecos and, unless VITAL has become a direct or indirect wholly-owned Subsidiary of the Borrower, VITAL) promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of such Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of such Subsidiaries is or is to be a party, and cause each of such Subsidiaries to do so.

(iii) If on the date that occurs 120 days after the Effective Date, the sale of any property described in Part B of Schedule IV shall not have been consummated,

such property shall be deemed as a Mortgaged Property and the Borrower shall cause the Subsidiary that owns such property to deliver to the Administrative Agent within 30 days after such date Mortgages and Mortgage Policies and such affidavits, evidence of insurance and other documents and to take such other actions as are described in Section 3.01(a)(xiv) with respect to such property.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder:

(a) Liens, Etc. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on or with respect to any of the property of the Borrower or any Restricted Subsidiary.

The foregoing limitation does not apply to:

(i) Liens existing on the Effective Date;

(ii) Permitted Liens;

(iii) Liens created under the Loan Documents;

(iv) Liens with respect to the assets of the Borrower or a Restricted Subsidiary granted by the Borrower or such Restricted Subsidiary to the Borrower or a Wholly Owned Restricted Subsidiary to secure Debt owing to the Borrower or such other Restricted Subsidiary;

(v) Liens securing Debt which is Incurred to refinance secured Debt which is permitted to be Incurred under clause (ii)(C) of Section 5.02(b); provided that such Liens do not extend to or cover any property or assets of the Borrower or any Restricted Subsidiary other than the property or assets securing the Debt being refinanced;

(vi) Liens to secure Debt Incurred under clause (A) of Section 5.02(b)(ii);

(vii) Liens on cash set aside at the time of the Incurrence of any Debt, or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Debt and are held in a collateral or escrow account or similar arrangement to be applied for such purpose;

(viii) Deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(ix) Easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property of the Borrower and its Restricted Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which (A) were not incurred in connection with and do not secure Debt (except as expressly permitted by this Section 5.02(a)), (B) do not render title to the property encumbered thereby unmarketable, and (C) do not materially interfere with the conduct of the business of the Borrower or such Restricted Subsidiary conducted at the property subject thereto;

(x) Purchase money Liens securing Permitted Purchase Money Debt; provided that such Liens shall not apply to any property of the Borrower or its Restricted Subsidiaries other than that purchased with the proceeds of such Permitted Purchase Money Debt;

(xi) Liens existing on any asset of any Restricted Subsidiary of the Borrower at the time such Restricted Subsidiary becomes a Restricted Subsidiary and not created in contemplation of such event;

(xii) Liens on any asset securing Debt incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the acquisition or completion or construction thereof;

(xiii) Liens existing on any asset of any Restricted Subsidiary of the Borrower at the time such Restricted Subsidiary is merged or consolidated with or into the Borrower or any Restricted Subsidiary and not created in contemplation of such event;

(xiv) Liens existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary and not created in contemplation thereof; provided that such Liens do not encumber any other property or assets;

(xv) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(ii)(E);

(xvi) Liens arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted under Sections 5.02(a)(i), (v), (vi), and (xi) through 5.02(a)(xv); provided that (x) such Debt is not secured by any additional assets and (y) the principal amount of such Debt secured by any such Lien is not increased above the principal amount thereof outstanding immediately prior to such refinancing, extension, renewal or refunding, plus the amount of fees and expenses directly relating to such refinancing, extension, renewal or refunding;

(xvii) CoBank, ACB’s statutory Lien on the Permitted CoBank Investment; or

(xviii) Other Liens securing Debt in an aggregate amount not to exceed $30,000,000 at any time outstanding.

In addition, neither the Borrower nor any of its Restricted Subsidiaries shall become a party to any agreement, note, indentures or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its Properties or other assets in favor of the Administrative Agent for the benefit of the Secured Parties; provided that any agreement, note, indenture or other instrument in connection with (A) purchase money Debt (including Capitalized Leases) for which the related Liens are permitted hereunder may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, with respect to the assets or property obtained with the proceeds of such Debt and (B) any Capitalized Lease permitted by Section 5.02(b)(ii)(E) may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, solely to the extent such Capitalized Lease prohibits a Lien on the property subject to such Capitalized Lease.

(b) Debt. (i) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (other than the Advances and Debt existing on the Effective Date); provided that the Borrower or any Guarantor may Incur Debt if, after giving pro forma effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom (as though such Incurrence and receipt and application had occurred on the first day of the most recently ended four fiscal quarter period), (x) no Event of Default shall have occurred and be continuing and (y) the Interest Coverage Ratio shall be equal to or greater than 2.00:1.0.

(ii) Notwithstanding the foregoing Section 5.02(b)(i), the Borrower and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(A) (1) Term Debt of the Borrower and any Guarantor outstanding under the First Lien Credit Agreement at any time in an aggregate principal amount (together with refinancings thereof) not to exceed $400,000,000 less any amount of such Debt permanently repaid as provided under Section 5.02(d) and (2) revolving Debt of the Borrower and any Guarantor outstanding under the First Lien Credit Agreement or one or more other revolving credit facilities at any time in an aggregate principal amount (together with refinancings thereof) not to exceed the greater of (x) $35,000,000 and (y) the Borrowing Base at such time;

(B) Debt owed (1) to the Borrower or any Guarantor evidenced by a promissory note or (2) to any other Restricted Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Debt (other than to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Debt not permitted by this clause (B) and (y) if the Borrower or any Guarantor is the obligor on such Debt, such Debt must be expressly subordinated in right of payment to the Advances, in the case of the Borrower, or the Subsidiary Guaranty, in the case of a Guarantor;

(C) Debt issued in exchange for, or the net proceeds of which are used to refinance, refund, replace, renew or extend (including pursuant to any defeasance or discharge mechanism) then outstanding Debt (other than Debt outstanding under clause (B) hereof but including any Debt existing on the Effective Date) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued and unpaid interest, fees, underwriting discounts, commissions and expenses); provided that (1) Debt the proceeds of which are used to refinance or refund the Advances or Debt that is pari passu with, or subordinated in right of payment to, the Advances or the Subsidiary Guaranty shall only be permitted under this clause (C) if (x) in case the Advances are refinanced in part or the Debt to be refinanced is pari passu with the Advances or the Subsidiary Guaranty, such new Debt, by its terms or by the terms of any agreement or instrument pursuant to which such new Debt is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Advances or the Subsidiary Guaranty, or (y) in case the Debt to be refinanced is subordinated in right of payment to the Advances or the Subsidiary Guaranty, such new Debt, by its terms or by the terms of any agreement or instrument pursuant to which such new Debt is issued or remains outstanding, is expressly made subordinate in right of payment to the Advances or the Subsidiary Guaranty at least to the extent that the Debt to be refinanced is subordinated to the Advances or the Subsidiary Guaranty, (2) such new Debt, (x) in the case of Preferred Interests, is not redeemable prior to the date that is 91 days after the Termination Date, or (y) in the case of Debt other than Preferred Interests, determined as of the date of Incurrence of such new Debt, does not mature prior to the Stated Maturity of the Debt to be refinanced or refunded, and the Average Life of such new Debt is at least equal to the remaining Average Life of the Debt to be refinanced or refunded and (3) such new Debt is Incurred by the Borrower or a Guarantor or by the Restricted Subsidiary who is the obligor on the Debt to be refinanced or refunded;

(D) guarantees of the Advances by any Restricted Subsidiary;

(E) (1) Capitalized Leases not to exceed in the aggregate $30,000,000 at any time outstanding, and (2) in the case of Capitalized Leases to which any Restricted Subsidiary of the Borrower is a party, Debt of the Borrower of the type described in clause (i) of the definition of “Debt” guaranteeing the Obligations of such Restricted Subsidiary under such Capitalized Leases;

(F) Permitted Purchase Money Debt;

(G) Debt in respect of the Secured Hedge Agreements (as defined in the First Lien Credit Agreement) and other Hedge Agreements designed to hedge against fluctuations in interest rates incurred in the ordinary course of business and consistent with prudent business practice or required by the First Lien Credit Agreement;

(H) Preferred Interests issued by the Borrower or any of its Restricted Subsidiaries that are not redeemable prior to the date that is 91 days after the Termination Date;

(I) Contingent Obligations of any Loan Party in respect of any Debt of any other Loan Party that is permitted under this Agreement;

(J) Permitted Existing FCC Loans and Permitted Existing RUS/RTB Debt; and

(K) Debt of the Borrower or any Guarantor (in addition to Debt permitted under clauses (A) through (J) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $15,000,000.

(iii) Notwithstanding any other provision of this Section 5.02(b), the maximum amount of Debt that may be Incurred pursuant to this Section 5.02(b) will not be deemed to be exceeded, with respect to any outstanding Debt due solely to the result of fluctuations in the exchange rates of currencies.

(iv) For purposes of determining any particular amount of Debt under this Section 5.02(b), (x) Debt Incurred under the First Lien Credit Agreement on or prior to the Effective Date shall be treated as Incurred pursuant to Section 5.02(b)(ii)(A) and (y) guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Section 5.02(b), in the event that an item of Debt meets the criteria of more than one of the types of Debt described above (other than Debt referred to in clause (x) of the preceding sentence), including under clause (i), the Borrower, in its sole discretion, shall classify, and from time to time may reclassify, such item of Debt.

(v) The Borrower will not Incur any Debt if such Debt is subordinate in right of payment to any other Debt unless such Debt is also subordinate in right of payment to the Advances to the same extent.

(c) Mergers, Consolidations and Sales of Assets. The Borrower shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(i) the Borrower shall be the continuing Person or the Person formed by or surviving such consolidation or merger or to which such sale, conveyance, transfer, lease or disposition shall be made is organized and existing under the laws of any State of the United States of America or the District of Columbia and such Person expressly assumes all of the obligations of the Borrower hereunder;

(ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(iii) the Borrower would, after giving pro forma effect to such transaction as if such transaction had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Debt pursuant to the Interest Coverage Ratio test set forth in Section 5.02(b)(i); and

(iv) the Borrower delivers to the Administrative Agent a Responsible Officer’s certificate (attaching the arithmetic computations to demonstrate compliance with clause (iv) of this Section 5.02(c)) and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with Section 5.02(c) and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided, however, that this Section 5.02(c) does not apply (x) to the merger contemplated by the Merger Transaction, (y) to the consolidation, merger, sale, conveyance, transfer, lease or other disposition between or among the Borrower and any of the Guarantors or (z) if, in the good faith determination of the Board of Directors of the Borrower, whose determination shall be evidenced by a board resolution, the principal purpose of such transaction is to change the state of incorporation of the Borrower and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

(d) Sales, Etc. of Assets. (i) The Borrower will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (A) the consideration received by the Borrower or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (B) at least 75% of the consideration received consists of (1) cash or Cash Equivalents or notes or other securities converted to cash by the Borrower or such Restricted Subsidiary within 90 days of such receipt, or (2) the assumption by the purchaser of Debt of the Borrower or any Guarantor or Debt of any other Restricted Subsidiary (in each case, other than Debt owed to the Borrower or any Affiliate of the Borrower), provided that the Borrower, such Guarantor or such other Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Debt, or (3) Replacement Assets.

(ii) In the event and to the extent that the Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Effective Date in any period of 12 consecutive months exceed 15% of the Consolidated total assets of the Borrower, then the Borrower shall or shall cause the relevant Restricted Subsidiary to:

(A) within 12 months after the date Net Cash Proceeds so received, apply an amount equal to such excess Net Cash Proceeds

(1) to permanently repay Debt under the First Lien Credit Agreement, or

(2) to invest an equal amount, or the amount not so applied pursuant to clause (1) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in Replacement Assets (including, without limitation, by using such amount to repay Debt Incurred to acquire Replacement Assets that were acquired in anticipation of the applicable Asset Sale), and

(B) apply (no later than the end of the 12-month period referred to in clause (A)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (A)) as provided in the following paragraphs of this Section 5.02(d).

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (A) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month after the end of the 12-month period set forth in clause (A) of the preceding paragraph, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Prepay pursuant to this Section 5.02(d) totals at least $15,000,000, subject to the Intercreditor Agreement, the Borrower must commence, not later than the fifteenth Business Day of such month, an Offer to Prepay to the Lenders on a pro rata basis in an aggregate principal amount of Advances equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Advances prepaid, plus, in each case, accrued and unpaid interest (if any) to the date of prepayment.

To the extent that the aggregate amount of Advances for which prepayment is validly elected and not properly withdrawn pursuant to an Offer to Prepay is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for any other purpose which is permitted by this Agreement.

If the aggregate principal amount of Advances for which Lenders elect prepayment exceeds the amount of Excess Proceeds, the Administrative Agent shall select the Advances to be purchased on a pro rata basis on the basis of the aggregate principal amount of Advances electing prepayment. Upon completion of such Offer to Prepay, the amount of Excess Proceeds shall be reset to zero.

(e) [Intentionally Omitted]

(f) Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries) held by Persons other than the Borrower or any of its Restricted Subsidiaries, (2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of (x) the Borrower or any Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person other than the Borrower or a Guarantor or (y) a Restricted Subsidiary other than a Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Borrower (other than a Wholly Owned Restricted Subsidiary), (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Debt of the Borrower that is subordinated in right of payment to the Advances or any Debt of a Guarantor that is subordinated in right of payment to the Subsidiary Guaranty, other than the Permitted Existing FCC Loans and Permitted Existing RUS/RTB Debt, or (4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(i) a Default or Event of Default shall have occurred and be continuing,

(ii) the Borrower would not, after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Debt pursuant to the Interest Coverage Ratio test set forth in Section 5.02(b)(i), or

(iii) the aggregate amount of all Restricted Payments made after the Effective Date shall exceed the sum of

(A) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a negative number, 100% of the negative amount is included in such calculation) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Effective Date occurs and ending on the last day of the last fiscal quarter preceding the date such Restricted Payment is to be made plus

(B) (1) the aggregate Net Cash Proceeds received by the Borrower after the Effective Date as a capital contribution or from the issuance and sale of its Capital Stock to a Person who is not a Subsidiary of the Borrower, including an issuance or sale permitted by this Agreement of Debt of the Borrower for cash subsequent to the Effective Date upon the conversion of such Debt into Capital Stock of the Borrower, or from the issuance to a Person who is not a Subsidiary of the Borrower of any options, warrants or other rights to acquire Capital Stock of the Borrower (in each case, exclusive of any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Termination Date) plus (2) the aggregate amount of any Excess Proceeds resulting from the issuance and/or sale of the Capital Stock of any Restricted Subsidiary which are not applied to prepay the Advances pursuant to Section 5.02(d)(ii), as a result of rejection or withdrawal of acceptance by any Lender of such Offer to Prepay plus

(C) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Borrower or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of

Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Borrower or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The foregoing provision shall not be violated by reason of:

(A) the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(B) the redemption, repurchase, defeasance or other acquisition or retirement for value of Debt that is subordinated in right of payment to the Advances or the Subsidiary Guaranty, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Debt Incurred under clause (C) of Section 5.02(b)(ii);

(C) the repurchase, redemption or other acquisition of Capital Stock of the Borrower or a Guarantor (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock of the Borrower (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Termination Date;

(D) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Debt which is subordinated in right of payment to the Advances or the Subsidiary Guaranty in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock of the Borrower (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Termination Date;

(E) payments or distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets of the Borrower that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Borrower;

(F) Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock of the Borrower;

(G) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(H) the making of, any dividend or distribution for the purpose of or, any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, common stock of Parent, the Borrower or any of its Subsidiaries from employees, former employees, directors or former directors of the Borrower or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Parent, the Borrower or such Subsidiary of the Borrower under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $15,000,000 in the aggregate; provided, however, that for each Fiscal Year commencing with the Fiscal year ending 2006, an additional amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be permitted to be made in a Fiscal Year in an aggregate amount not to exceed $5,000,000 for such Fiscal Year;

(I) repurchase or other acquisition of Capital Stock of the Borrower (or options, warrants or other rights to acquire such Capital Stock) and the payments of transaction expenses associated therewith, in each case in connection with the Tender Offer;

(J) payment by the Borrower to the Investors of management fees in an amount not to exceed $2,000,000 per annum, out-of-pocket expenses and such other transaction fees as shall be reasonably acceptable to the Administrative Agent;

(K) any Restricted Subsidiary of the Borrower may (1) declare and pay cash dividends to the Borrower and (2) declare and pay cash dividends to any other Loan Party of which it is a Subsidiary;

(L) payments of earnouts or other forms of deferred consideration to former stockholders or owners of an acquired entity, business unit or all or substantial part of the assets of a Person in respect of a Permitted Investment;

(M) repayments of obligations in respect of Convertible Securities that constitute Debt incurred in accordance with the provisions of Section 5.02(b);

(N) the purchase or other acquisition of minority Equity Interests not held by the Borrower or any of its Subsidiaries in Virginia PCS Alliance, L.C.; or

(O) Restricted Payments, not otherwise described in clauses (A) through (N) above, in an aggregate amount not to exceed (1) if the pro forma Leverage Ratio would be equal to or less than 3.0:1.0 after giving effect to any such Restricted Payment, $40,000,000 or (2) if the pro forma Leverage Ratio would exceed 3.0:1.0 after giving effect to any such Restricted Payment, $30,000,000, the pro forma Leverage Ratio in each case as determined on the basis of the financial statements most recently delivered to the Administrative Agent and the Lender Parties pursuant to Section 5.03(b) or (c) as though such Restricted Payment had been paid or made as of the first day of the fiscal period covered thereby;

provided that, except in the case of clauses (A), (C), (E), (G), (I), (K) and (N), no Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments permitted in clauses (B), (C), (D), (F), (G), (I), (J) and (K)), shall be included in calculating whether the conditions of clause (ii) of the first paragraph of this Section 5.02(f) have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Borrower are used for the redemption, repurchase or other acquisition of the Notes, or Debt that is pari passu with the Advances or the Subsidiary Guaranty, then the Net Cash Proceeds of such issuance shall be included in clause (ii) of the first paragraph of this Section 5.02(f) only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Debt.

For purposes of determining compliance with this Section 5.02(f), (x) the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the Board of Directors of the Borrower, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors of the Borrower, and (y) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including the first paragraph of this Section 5.02(f), the Borrower, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

Notwithstanding this Section 5.02(f), the Borrower may repurchase its Equity Interests, and/or pay dividends and make distributions to the Investors to purchase outstanding Equity Interests of the Borrower or to reimburse the Investors for amounts expensed for the Investors’ investments in the Borrower, in an aggregate amount not to exceed the Investors Specified Amounts.

(g) Payment Restrictions Affecting Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Borrower or any other Restricted Subsidiary, (ii) pay any Debt owed to the Borrower or any other Restricted Subsidiary, (iii) make loans or advances to the Borrower or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Borrower or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(A) existing on the Effective Date in the First Lien Credit Agreement, this Agreement or any other agreements in effect on the Effective Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Secured Parties under this Agreement than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(B) existing under or by reason of applicable law, regulation, rule or order;

(C) existing with respect to any Person or the property or assets of such Person acquired by the Borrower or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Secured Parties than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(D) in the case of clause (iv) of the first paragraph of this Section 5.02(g):

(1) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(2) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement or

(3) arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary;

(E) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(F) existing in agreements governing Debt of any Restricted Subsidiary permitted to be Incurred after the date of this Agreement, provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive than those permitted under clause (A) above, and any extensions, refinancings, renewals or replacements of such Debt; and provided that the encumbrances or restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Secured Parties than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(G) existing under purchase money obligations for property acquired in the ordinary course of business consistent with past practice that impose encumbrances or restrictions on the property so acquired of the nature described in clause (iv) of the first paragraph of this Section 5.02(g); and

(H) customary provisions with respect to the distribution of assets or property in joint venture agreements and other similar agreements.

Nothing contained in this Section 5.02(g) shall prevent the Borrower or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by Section 5.02(a) or (2) restricting the sale or other disposition of property or assets of the Borrower or any of its Restricted Subsidiaries that secure Debt of the Borrower or any of its Restricted Subsidiaries.

(h) Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries. The Borrower will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(i) to the Borrower or a Wholly Owned Restricted Subsidiary;

(ii) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of any Subsidiary that is not organized under the laws of a jurisdiction located in the United States of America, to the extent required by applicable law;

(iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 5.02(f) if made on the date of such issuance or sale; or

(iv) sales of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of a Restricted Subsidiary by the Borrower or a Restricted Subsidiary, provided that the Borrower or such Restricted Subsidiary applies the Net Cash Proceeds of any such sale in accordance with Sections 5.02(d)(ii)(A) and (B).

(i) Limitation on Transactions with Shareholders and Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Borrower or any Restricted Subsidiary, unless such transaction or series of related transactions is on fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(A) any transaction solely between the Borrower and one or more of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

(B) the payment of reasonable and customary regular benefits, incentives, fees and expenses to directors of the Borrower who are not employees of the Borrower, insurance premiums in connection with directors’ and officers’ insurance and indemnification arrangements entered into by the Borrower consistent with past practices of the Borrower or typical for companies with businesses similar to that of the Borrower;

(C) any payments or other transactions pursuant to any tax-sharing agreement between the Borrower and any other Person with which the Borrower files a consolidated tax return or with which the Borrower is part of a consolidated group for tax purposes;

(D) any issuance or sale of any Equity Interests by the Borrower and the granting of registration and other customary stockholder agreement rights and obligations in connection therewith;

(E) any Permitted Investments or any Restricted Payments not prohibited by Section 5.02(f);

(F) any issuance of securities pursuant to employment arrangements, stock options and stock ownership plans;

(G) loans or advances to employees of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business in accordance with past practices of the Borrower, but in any event not to exceed $1,000,000 in the aggregate outstanding at any one time;

(H) transactions otherwise permitted under this Agreement the consideration for which paid by the Borrower is solely the Equity Interests of the Borrower;

(I) the Merger Transaction;

(J) any payment by the Borrower to the Investors of management fees in an amount not to exceed $2,000,000 per annum, out-of-pocket expenses and such other transaction fees as shall be reasonably acceptable to the Administrative Agent;

(K) customary commercial or investment banking arrangements; and

(L) (1) transactions with the Telecos to the extent otherwise provided in the CFW Telephone Company Affiliates Agreement, the R&B Telephone Company Affiliates Agreement, and the amendments thereto, in each case that have been approved by the State Corporation Commission of the Commonwealth of Virginia as of September 17, 2003 and the FCC or (2) other transactions with the Telecos on terms substantially similar to those contained in the documents referred to clause (1) above that the State Corporation Commission of the Commonwealth of Virginia and/or the FCC may approve from time to time.

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will furnish to the Agents and the Lenders:

(a) Default Notice. Promptly after obtaining knowledge of any Default or any other event, development or occurrence that could reasonably be expected to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default, event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, (i) a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion as to such audit report of KPMG LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, together with for each Fiscal Year ending on and after December 31, 2005 a certificate of the Chief Financial Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) consolidating balance sheets and consolidating statements of income, in each case, of the Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail and duly certified by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and Consolidated statements of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and Consolidated statements of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(d) Annual Forecasts. As soon as available and in any event no later than 45 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

(e) Real Property. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report supplementing Schedules 4.01(w), 4.01(x)(i) and 4.01(x)(ii) hereto, including an identification of all owned and leased real property disposed of by the Borrower or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year meeting the thresholds set forth in this Agreement for inclusion on such Schedules and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

(f) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and its Subsidiaries and containing such additional information as any Agent, or any Lender through the Administrative Agent, may reasonably specify.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within 10 days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.12, 5.02, or 5.03(b), (c) or (d); or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any Responsible Officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender; or

(e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, or any premium or interest on any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $10,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable at final maturity of such Debt, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt that has resulted in the acceleration of the maturity of such Debt; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) any Loan Party or any of its Subsidiaries (other than the Immaterial Subsidiaries) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $10,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer, which shall be rated at least “A” by A.M. Best Company, covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h) any material provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(b) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(i) any Collateral Document after delivery thereof pursuant to Section 3.01 or 5.01(b) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected second priority lien (subject only to the Lien created under the First Lien Collateral Documents and Permitted Liens) on and security interest in the Collateral covered thereby (or any Loan Party shall so assert in writing the invalidity or unenforceability thereof); or

(j) a Change of Control shall occur; or

(k) any ERISA Event shall have occurred with respect to a Plan and is not corrected within 30 days of the occurrence of such ERISA Event and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds an amount which could reasonably be expected to result in a Material Adverse Effect; or

(l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $2,500,000 per annum; or

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000; or

(n) an “Event of Default” (as defined in any Mortgage) shall have occurred and be continuing;

then, subject to the terms of the Intercreditor Agreement and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender and the obligation of each Lender to make Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action. (a) Each Lender hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Advances), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

(b) In furtherance of the foregoing, each Lender hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05 as though such Supplemental Collateral Agents were an “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 7.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. MS and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, MS shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include MS in its individual capacity. MS and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if MS were not an Agent and without any duty to account therefor to the Lenders. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b) For purposes of this Section 7.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders and (ii) the aggregate unused portions of their respective Commitments at such time. The failure of any Lender to reimburse any Agent, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right (subject to the Borrower’s approval at any time when no Event of Default has occurred and is continuing) to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may (subject to the Borrower’s approval at any time when no Event of Default has occurred and is continuing), on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If (x) the Administrative Agent resigns due to its determination, in its sole discretion, that being the Administrative Agent poses a conflict of interest for it, then immediately after written notice is given of the retiring Agent’s resignation under this Section 7.06 or (y) otherwise, within 45 days after written notice is given of the retiring Agent’s resignation under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day: without any consent by or any further notice to any Person (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE VIII

GUARANTY

SECTION 8.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law and Section 8.01(b), such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law,

regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, and (b) the Termination Date and such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Termination Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 8.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit G hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “ this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 8.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and if such Guarantor fails to do so, to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 8.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, and (ii) the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders and, in the case of an amendment, by the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i) waive any of the conditions specified in Section 3.01,

(ii) change the number of Lenders or the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of the Advances, in each case, shall be required for the Lenders or any of them to take any action hereunder,

(iii) other than in connection with a transaction specifically permitted hereby, release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lenders,

(iv) release all or substantially all of the Collateral in any transaction or series of related transactions,

(v) amend this Section 9.01, or the definition of “Required Lenders”,

and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:

(i) increase the Commitments of a Lender without the consent of such Lender;

(ii) reduce or forgive the principal of, or stated rate of interest on, the Advances owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender;

(iii) postpone any date scheduled for any payment of principal (including any Termination Date) of, or interest on, the Advances pursuant to Section 2.03 or 2.05 or any date fixed for any payment of fees hereunder to a Lender without the consent of such Lender; or

(iv) change the order of application of payments set forth in Section 2.09(f)

provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or e-mail communication) and mailed, telegraphed, telecopied, telexed or delivered, or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and as delivered as set forth in Section 9.02(b) if to the Borrower, at its address at 401 Spring Lane, Suite 300, Post Office Box 1990, Waynesboro, VA 22980, Attention: Chief Financial Officer; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Collateral Agent, at its address at 1633 Broadway, 25th Floor, New York, NY 10019, Attention: James Morgan/Larry Benison, E-mail Address: james.morgan@morganstanley.com/larry.benison@morganstanley.com; and if to the Administrative Agent, at its address at 1633 Broadway, 25th Floor, New York, NY 10019, Attention: James Morgan/Larry Benison, E-mail Address: james.morgan@morganstanley.com/larry.benison@morganstanley.com; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed or E-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under the Credit Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all out-of-pocket costs and expenses of each Agent incurred in good faith in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all out-of-pocket costs and expenses of each Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender and each of their Affiliates and their respective officers, directors, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on written demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facility, the actual or proposed use of the proceeds of the Advances, the Transaction Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.04, 2.07(b)(i) or 2.08(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.03, 2.04 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.08 and 2.10 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement or the other Loan Documents and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

SECTION 9.07. Assignments and Participations. (a) Each Lender may assign and, so long as no Event of Default shall have occurred and be continuing, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.08 or 2.10) upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the effective date (or the trade date if so selected by the assignor and assignee) of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 9.07(a) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes (if any) subject to such assignment.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.08, 2.10 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each assigning Lender thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment under the Facility of, and principal amount of the Advances owing under the Facility to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon the Administrative Agent’s receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. Upon request by the assignee, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) (which shall be marked “Amended and Restated) an amended and restated Note payable to the order of such assignee in an amount equal to the Commitment assumed by such assignee under the Facility pursuant to such Assignment and Acceptance. Upon request by the assigning Lender, if such assigning Lender had a Note or Notes prior to such assignment and has retained a Commitment hereunder, the Borrower, at its own expense, shall execute and deliver to such assigning Lender, an amended and restated Note payable to the order of such assigning Lender in an amount equal to the Commitment retained by such assigning Lender hereunder. Such amended and restated Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f) Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranties.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may, without the consent of the Borrower or the Administrative Agent, create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.08 and 2.10 (or any other increased costs protection provision) and (iii) the Granting Bank shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09. Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender, (e) in connection with any litigation or proceeding to which such Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

SECTION 9.10. Release of Collateral, Etc. Subject to the terms of the Intercreditor Agreement, upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents. The Administrative Agent on behalf of the Lenders will release any Guarantor from its obligations under the Guaranty if such Guarantor ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under this Agreement and will, at the Borrower’s expense, execute and deliver to such Guarantor such documents as such Guarantor may reasonably request to evidence such release.

SECTION 9.11. Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agents or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.12. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.13. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

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SECTION 9.14. Waiver of Jury Trial. Each of the Borrower, the Agents and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NTELOS INC., as Borrower

By	/s/ James S. Quarforth
Title: Chief Executive Officer and President

NTELOS CABLE INC.
NTELOS CABLE OF VIRGINIA INC.
NTELOS COMMUNICATIONS SERVICES INC.
NTELOS CORNERSTONE INC.
NTELOS LICENSES INC.
NTELOS NETACCESS INC.
NTELOS NET LLC
NTELOS NETWORK INC.
NTELOS OF WEST VIRGINIA INC.
NTELOS PCS INC.
NTELOS PCS NORTH INC.
NTELOS COMMUNICATIONS INC.
BOTETOURT LEASING, INC.
ROANOKE & BOTETOURT NETWORK LLC
NA COMMUNICATIONS, INC.
R&B CABLE, INC.
R&B COMMUNICATIONS, INC.
R&B NETWORK, INC.
RICHMOND 20MHZ, LLC
THE BEEPER COMPANY
VIRGINIA TELECOMMUNICATIONS PARTNERSHIP
VIRGINIA RSA 6 LLC
VIRGINIA PCS ALLIANCE, L.C.
WEST VIRGINIA PCS ALLIANCE, L.C., as Guarantors

By	/s/ James S. Quarforth
Name: James S. Quarforth
Title: Chairman and Chief Executive Officer

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Lender

By	/s/ Todd Vannucci
Title: Executive Director

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By	/s/ Todd Vannucci
Title: Executive Director

BEAR STEARNS CORPORATE LENDING INC., as Syndication Agent and Lender

By	/s/ Keith Barnish
Title: Executive Vice President